Exhibit 99

EXHIBIT 99  —  PRESS RELEASE  DATED JANUARY 5, 2005

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Assistant Treasurer

(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPANY ACQUIRES MAJORITY OWNERSHIP OF DIXIE TOGA, EXPANDING PRESENCE IN SOUTH AMERICAN PACKAGING MARKET

MINNEAPOLIS, January 5, 2005 - Bemis Company, Inc. (NYSE-BMS) today announced that it has acquired majority ownership of Dixie Toga, one of the largest packaging companies in South America.  Headquartered in São Paulo, Brazil, Dixie Toga recorded annual net sales in excess of $300 million in 2004.

In this transaction, Bemis acquired the voting common stock and 43 percent of the outstanding, non-voting preferred stock of Dixie Toga for a total cash price of approximately $250 million, which was financed with commercial paper.

Bemis and Dixie Toga have operated a flexible packaging joint venture in Brazil since 1998.  This venture, known as Itap/Bemis, represents about one-third of Dixie Toga’s annual net sales.  Bemis owns 45 percent of the joint venture and will account for it on an equity basis for the year 2004.  In addition to the flexible packaging joint venture, Dixie Toga operates businesses involved in production of laminated plastic tubes, thermoformed and injection molded containers, printed labels and printed folding cartons.

“The Dixie Toga business is an exciting addition to Bemis Company and further strengthens our position as the leading flexible packaging supplier in North America and South America,” said Jeff Curler, President and Chief Executive Officer of Bemis Company, Inc.  “The Dixie Toga operations are well managed, growing businesses with leading market positions and strong customer relationships.  This business is achieving strong revenue growth and profit margins through a combination of new product introductions, focused cost control and improved production efficiencies.  While some of these product lines are new to our global packaging portfolio, we expect to continue to operate them as a value-added part of our South American market strategy.”

Bemis expects this acquisition to be modestly accretive to earnings per share in 2005 and to result in a ratio of total debt to total capitalization within its target range of 30 percent to 40 percent at the acquisition date.  Management plans to refinance a portion of Bemis’ outstanding commercial paper debt in the public bond market in the first half of 2005, which will extend the maturity of the acquisition financing.

Bemis Company, Inc. will Webcast an investor telephone conference regarding this acquisition this morning, January 5th, at 11 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Statements in this release that are not historical are considered “forward-looking” and are subject to certain risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors, including the impact of currency, the cost of debt, and the availability of public debt markets.   Additional factors are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2003.

Dixie Toga is the leading packaging company in South America, specializing in flexible packaging, injection molded containers, laminated tubes, printed labels, and folding cartons.  Dixie Toga employs over 3,000 people in South America.  Dixie Toga operates nine manufacturing plants in Brazil and two in Argentina.  The non-voting preferred shares are traded publicly on the Brazilian Bovespa Exchange.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2003 net sales of $2.6 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Based in Minneapolis, Minnesota, Bemis employs about 12,000 individuals in 52 manufacturing facilities in nine countries around the world.  More information about the company is available at our website, www.bemis.com.